PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Media Relations
Michele Mazur
+1 331-777-6187
mediarelations@univar.com

Univar Names Jeffrey Carr as Senior Vice President, General Counsel & Corporate Secretary

DOWNERS GROVE, Ill., May 01, 2017 - Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical and ingredients distributor and provider of value-added services has named Jeffrey Carr as general counsel and corporate secretary effective, May 11, 2017.
Carr brings more than 30 years of experience in corporate law, including more than 10 years as the General Counsel and Secretary of FMC Technologies, Inc. a diversified manufacturing company serving energy, air transport and food processing industries. As General Counsel, Carr was responsible for oversight of governance, regulatory, compliance, commercial, litigation, securities and other corporate matters. He also developed unique legal delivery concepts that drove process excellence and efficiency for the legal function.

“Jeff’s comprehensive record of accomplishment as a general counsel in industry will be a tremendous asset to Univar,” said Stephen Newlin, chairman, president and chief executive officer of Univar. “Jeff has demonstrated the ability to deliver legal compliance services efficiently and effectively, all while acting as a key support resource for corporate business teams.”
Carr most recently served as President of ValoremNext LLC, part of the ValoremGroup, a company dedicated to changing the delivery of legal services. Prior to his role at FMC Technologies, Carr practiced international trade law in Washington, D.C., and clerked for The Honorable Murray M. Schwartz, United States District Court judge for the District of Delaware.
Carr holds a bachelor’s degree in government and foreign affairs from the University of Virginia and a juris doctor from Georgetown University Law Center. He also completed post-graduate studies in international business and affairs.

About Univar Inc.

Founded in 1924, Univar (NYSE: UNVR) is a global chemical and ingredients distributor and provider of value-added services, working with leading suppliers worldwide. Supported by a comprehensive team of sales and technical professionals with deep specialty and market expertise, Univar operates hundreds of distribution facilities throughout North America, Western Europe, Asia-Pacific and Latin America. Univar delivers tailored customer solutions through a broad product and services portfolio sustained by one of the most extensive industry distribution networks in the world. For more information, visit www.univar.com.

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